Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-59825, effective July 24, 1998, File No. 333-66331, effective October 29, 1998, Amendment No. 1 thereto dated February 22, 1999, File No. 333-76527, effective April 19, 1999, File No. 333-79919, effective June 3, 1999, File No. 333-31330, effective February 29, 2000, and File No. 333-106983, effective July 10, 2003) of BindView Development Corporation of our reports dated March 11, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in this Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in such Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Houston, Texas
March 11, 2005